NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S U.S. SALES UP 43 PERCENT; SECOND-QUARTER PRODUCTION UP 144,000 VEHICLES VERSUS YEAR AGO

•  Ford, Lincoln and Mercury February sales up 43 percent versus year ago and 22 percent higher than January

•  Ford brand sales up 46 percent versus year ago, Lincoln up 19 percent and Mercury up 24 percent

•  Cars up 54 percent versus year ago, utilities up 39 percent and trucks up 36 percent

•  Ford’s U.S. market share for February estimated at 17 percent, up 3 percentage points versus a year ago

•  Retail sales up 28 percent versus a year ago; fleet sales normalizing – up 74 percent versus last February’s depressed levels

•  Second-quarter North American production plan is 595,000 vehicles, up 144,000 vehicles (32 percent) versus a year ago

DEARBORN, Mich., March 2, 2010 – Higher sales for every brand and in every product category propelled Ford Motor Company to a 43 percent sales increase in February versus a year ago.  Compared with January, Ford’s February sales are up 22 percent.

“The strength of our new products and Ford’s leadership in quality, fuel efficiency, safety, smart design and value are resonating with customers,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service.  “The good news is we have even more new products and fuel-efficient powertrains coming this year, and we expect our progress to continue.”

Go to http://media.ford.com for news releases and high-resolution photographs.

February sales were higher throughout Ford’s line-up.  Cars were up 54 percent versus a year ago, utilities were up 39 percent, and trucks were up 36 percent.  Among brands, Ford sales were up 46 percent, Lincoln sales were up 19 percent, and Mercury sales were up 24 percent.

Year to date through February, Ford, Lincoln and Mercury sales totaled 250,050, up 34 percent versus a year ago.

Ford said it remains committed to delivering the freshest line-up of new products in the U.S. industry.  New or significantly upgraded vehicles this year include the Ford Fiesta, Focus, Edge and Edge Sport, Explorer, F-Series Super Duty, Transit Connect Electric, Lincoln MKX and an all-new small car for Mercury.

In addition, the company is introducing nine new or upgraded fuel-efficient engines and six new transmissions this year.  They include the new 2.0-liter EcoBoost engine, new Mustang V-6 and V-8, new Super Duty 6.7-liter diesel and 6.2-liter gasoline engines.

“This is the most ambitious powertrain upgrade ever undertaken by Ford,” said Czubay. “Our goal is to provide our customers with industry-leading fuel economy and performance – and more reasons to shop Ford and buy Ford.”

Ford estimates its February U.S. total market share was approximately 17 percent – up 3 percentage points versus a year ago.

In February, Ford sales to retail customers were 28 percent higher versus a year ago, and sales to fleet customers were up 74 percent.

North American Production
In the second quarter of 2010, Ford plans to produce 595,000 vehicles, up 144,000 vehicles (32 percent) versus the same period a year ago.  Ford’s first quarter production plan is 570,000 vehicles, unchanged from the prior forecast.

Go to http://media.ford.com for news releases and high-resolution photographs.

Additional Sales Highlights

•
February sales of the Ford Fusion, Motor Trend’s Car of the Year, were more than double year-ago levels (up 116 percent).  Fusion set a new February sales record – its 10th monthly sales record in 11 months.  The Fusion Hybrid recently was named North American Car of the Year.

•	Mercury Milan sales were higher than a year ago for the fourth month in a row.
•	February sales of Ford Mustang and Focus and Lincoln MKZ also were higher.
•
Ford Taurus sales totaled 6,359, up 93 percent versus a year ago.  Since the introduction of the all-new model in August, Taurus sales are nearly double year-ago levels.  The average conquest rate for Taurus is 46 percent nationwide and 76 percent on the West Coast.

•
Ford’s F-Series – America’s best-selling truck for 33 years in a row and best-selling vehicle (car or truck) for 28 years in row – posted a 39 percent increase in February.  In 2009, F-Series increased its leadership position among full-size pickups with a 4 percentage-point gain in segment share, and the F-Series continues to gain share in 2010 with a 6-point gain in January.

•	Production of the all-new F-Series Super Duty has begun at Ford’s Kentucky Truck Plant.
•
Utility vehicles also posted strong sales increases.  In February, Escape sales were up 50 percent versus a year ago, Edge sales were up 67 percent, Flex sales were up 19 percent, and Mercury Mariner sales were up 39 percent.  Sales for traditional SUVs (Explorer, Expedition and Navigator) also were higher than a year ago.

•	Sales for Ford’s E-Series van (Econoline/Club Wagon) were up 26 percent versus a year ago. E-Series has been America’s best-selling full-size van for 31 years.
•
Sales of the new Transit Connect – a small commercial van introduced in mid-2009 – totaled 1,338 in February.  Ford’s share of the commercial van segment is more than 60 percent.  Production of a battery-electric Transit Connect begins later this year.

# # #
Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 198,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.